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                                                                    EXHIBIT 21.1

ARIS CORPORATION
List of Subsidiaries

WHOLLY-OWNED SUBSIDIARIES OF ARIS CORPORATION

     1.   ARIS Software, Inc., a Washington corporation, and
     2. Oxford Computer Group Limited, a company organized under the laws of England and Wales


WHOLLY-OWNED SUBSIDIARIES OF ARIS SOFTWARE, INC.

     1.   Noetix Corporation, an Oregon corporation.


WHOLLY-OWNED SUBSIDIARIES OXFORD COMPUTER GROUP LIMITED

     The following companies organized under the laws of England and Wales are wholly-owned subsidiaries of Oxford Computer Group Limited:

     1.   Oxford Computer Applications Limited
     2.   Oxford Computer Training Limited
     3.   Online College Oxford Limited
     4.   OCX Limited
     5.   Oxford Computer Training Services Limited
     6.   OCG Limited